Astea Reports Second Quarter and Year-to-Date 2015 Results

23% Increase in Total Revenues and 83% Increase in Software License Revenues for the Quarter

HORSHAM, Pa., Aug. 14, 2015 /PRNewswire/ -- Astea International Inc. (OTCQB: ATEA), a global provider of service management and mobile workforce solutions, today announced financial results for the quarter and six months ended June 30, 2015.

For the quarter ended June 30, 2015, Astea reported revenues of $6.5 million compared to revenues of $5.3 million for the same period in 2014. Net loss for the second quarter was $0.3 million or ($0.11) per share compared to a net loss of $0.8 million or ($0.23) per share for the same period in 2014. Software license revenues were $2.2 million, compared to $1.2 million for the same period in 2014. Service and maintenance revenues were $4.1 million compared to revenues of $3.9 million for the same period in 2014.

Revenues for the six months ended June 30, 2015 increased 22% to $12.4 million compared to $10.1 million in the same six-month period in 2014. Software license revenues increased 101% to $3.3 million compared to $1.7 million for the same period in 2014. Service and maintenance revenues were $8.6 million, a 5% increase compared to revenues of $8.2 million for the same six-month period in 2014. Net loss was $1.1 million or ($0.37) per share compared to a net loss of $2.0 million or ($0.60) per share for the same six-month period last year.

Adjusted EBITDA was $1.4 million for the quarter ended June 30, 2015 compared to $0.2 million for the same period in 2014. This measure eliminates the variation in operating results that occur from accounting rules related to the deferral of hosting and implementation fees on hosted customers as well as the rules related to the capitalization and amortization of development costs. The details are reported in the financial tables below.

"I am pleased to announce a solid increase in license revenues, for the quarter, generated from both new and existing customers. These results reflect our ongoing success and commitment in meeting the needs of leading worldwide organizations for our highly sophisticated and proven service lifecycle management solution," stated Zack Bergreen, CEO of Astea International. "The new business we generated this quarter add to the existing healthy backlog of professional services work. Additionally, now more than ever, we are actively engaged in many multi-national implementation and deployment projects. These projects will generate a consistent stream of revenue for both additional licenses as well as professional services throughout 2015 and 2016. We are also very excited about the new product release that we will be announcing shortly. This release contains a significant number of innovative features that will deliver substantial operational and financial improvements for our customers."

Outlook
Mr. Bergreen concluded, "As consolidation in our market continues and the competitive landscape continuously shifts, we have been able to not only maintain but thrive in this environment. Our differentiated solution suite, domain expertise, and ongoing commitment to innovation will enable us to extend the competitive advantages built-up over the years, while driving our future market success."

Astea will host a conference call that will be broadcast live over the Internet on August 14, 2015 at 4:30pm ET to discuss the Company's second quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/en/About-Us/Investors/page.aspx. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2015 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Results
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company's earnings release contains Non-GAAP financial measures. The Company's management believes the Non-GAAP financial information provided in this release is useful to investors' understanding and assessment of the Company's on-going core operations and prospects for the future. Management also uses both GAAP and Non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors. The Non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. Reconciliations between GAAP measures and Non-GAAP measures are provided later in this press release.

Financial Tables Follow

Astea International Inc.
Adjusted EBITDA
($ in '000's)

	Quarter Ending		Six Months Ended
	6/30/2015 (Unaudited)	6/30/2014 (Unaudited)	6/30/2015 (Unaudited)	6/30/2014 (Unaudited)
Net loss, as reported	(273)	(752)	(1,066)	(2,012)

Add back:
Interest expense	31	38	73	75
Income taxes	10	16	22	23
Depreciation and amortization	1,185	878	2,251	1,809

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	953	180	1,280	(105)

Increase (decrease) in deferred hosting	638	83	987	628
Increase (decrease) in deferred professional services - hosting	399	590	584	866
Capitalized software development costs	(596)	(608)	(1,022)	(1,289)

Adjusted EBITDA	1,394	245	1,829	100

CONTACT: Investor Relations Contact - Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com